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                                                                    EXHIBIT 1.01



                                 TERMS AGREEMENT



                                                              October 24, 2005


Citigroup Funding Inc.
388 Greenwich Street, 38th Floor
New York, New York 10013
Attn: Treasury Capital Markets


Ladies and Gentlemen:

     We understand that Citigroup Funding Inc., a Delaware corporation (the "Company"), proposes to issue and sell $40,000,000 aggregate principal amount of its 9% Select EQUity Indexed NoteS(SM) Based Upon the Common Stock of eBay Inc. Due November 9, 2006 (the "SEQUINS"). Payments due under the SEQUINS will be fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the "Guarantor"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the "Underwriter") offers to purchase 4,000,000 SEQUINS in the principal amount of $40,000,000 at 97.75% of the aggregate principal amount. The Closing Date shall be October 27, 2005 at 9:00 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

     The SEQUINS shall have the following terms:

Title: 9% Select EQUity Indexed NoteS(SM) Based Upon the Common Stock of eBay Inc. Due November 9, 2006

Maturity:                   November 9, 2006

Maturity Payment:           Holders of the SEQUINS will be entitled to receive
                            at maturity the Maturity Payment (as defined in the Prospectus Supplement dated October 24, 2005 relating to the SEQUINS)



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Interest Rate:              9% per annum

Interest Payment Dates:     The 9th day of each February, May, August and
                            November, or the immediately next Business Day, commencing on February 9, 2006.

Regular Record Dates:       The fifth Business Day preceding each interest
                            payment date.

Initial Price To Public:    100% of the principal amount thereof, plus accrued
                            interest from October 27, 2005 to date of payment and delivery.

Call Option:                Beginning April 27, 2006, the Company may call the
                            SEQUINS in whole, and not in part, for cash in an amount that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to call of 14.25% per annum (compounded annually)

Trustee:                    The Bank of New York

Indenture:                  Indenture, dated as of June 1, 2005





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       All the provisions contained in the document entitled "Citigroup Funding
Inc. -- Debt Securities -- Underwriting Agreement Basic Provisions" and dated May 3, 2005 (the "Basic Provisions"), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

       The Underwriter hereby agrees in connection with the underwriting of the SEQUINS to comply with the requirements set forth in any applicable sections of
Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

       Michael S. Zuckert is General Counsel, Finance and Capital Markets of the Guarantor and legal counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriter. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company and the Guarantor.

       Please accept this offer no later than 9:00 p.m. on October 24, 2005, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:






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       "We hereby accept your offer, set forth in the Terms Agreement, dated
October 24, 2005, to purchase the SEQUINS on the terms set forth therein."


                                          Very truly yours,



                                          CITIGROUP GLOBAL MARKETS INC.


                                          By: /s/ Richard T. Chang
                                              ----------------------------------
                                              Name: Richard T. Chang
                                              Title: Director


ACCEPTED:

CITIGROUP FUNDING INC.



By: /s/ Geoffrey S. Richards
    ------------------------------------------
    Name:  Geoffrey S. Richards
    Title: Vice President
           and Assistant Treasurer


CITIGROUP INC.



By: /s/ Eric L. Wentzel
    ------------------------------------------
    Name:  Eric L. Wentzel
    Title: Assistant Treasurer





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